                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    KEYCORP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    KEYCORP
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                                [KEYCORP LOGO]
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                                                   April 5, 1995
DEAR SHAREHOLDER:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of KeyCorp which will be held at Abravanel Hall, 123 West S. Temple, Salt Lake City, Utah, on Thursday, May 18, 1995, at 10:30 a.m., local time.

     All holders of record of KeyCorp Common Shares as of March 21, 1995, are entitled to vote at the 1995 Annual Meeting, including holders of record of KeyCorp Common Shares who have not tendered their certificates representing shares of common stock of the former KeyCorp ("Old Key") for exchange as of that date.

     As described in the accompanying Notice and Proxy Statement, you will be asked to elect seven directors for three-year terms expiring in 1998 and to consider a proposal submitted by one of KeyCorp's shareholders.

     The Annual Report for the year ended December 31, 1994, was mailed to all shareholders of record as of March 21, 1995.

     Your proxy card is enclosed. Please indicate your voting instructions and sign, date, and mail this proxy card promptly in the return envelope.

                                             Sincerely,

                                             /s/ Victor J. Riley, Jr.
                                             VICTOR J. RILEY, JR.
                                               Chairman of the Board
                                               and Chief Executive Officer

                                [KEYCORP LOGO]
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 18, 1995

     The 1995 Annual Meeting of Shareholders of KeyCorp will be held at Abravanel Hall, 123 West S. Temple, Salt Lake City, Utah, on Thursday, May 18, 1995, at 10:30 a.m., local time, for the following purposes:

          1. To elect seven directors to serve for terms expiring in 1998;

          2. To consider and act upon a shareholder proposal; and

          3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only holders of KeyCorp Common Shares of record as of the close of business on March 21, 1995, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Holders of record of KeyCorp Common Shares who have not tendered their Old Key common stock certificates for exchange as of that date are entitled to vote at the meeting.

                                             By Order of the Board of Directors

                                             /s/ Carter B. Chase
                                             CARTER B. CHASE
                                               Secretary
April 5, 1995

                            ------------------------

     We encourage all holders of Old Key common stock certificates to tender their certificates for exchange if they have not already done so. Certificates representing shares of common stock of Society Corporation ("Society") do not need to be exchanged because, as a result of the March 1, 1994 merger of Old Key and Society, those certificates are automatically treated as representing an equal number of KeyCorp Common Shares.
                            ------------------------

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE USE THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
NOTICE OF ANNUAL MEETING
PROXY STATEMENT.......................................................................    1
Election of Directors.................................................................    1
  Nominees for Terms Expiring in 1998.................................................    2
  Continuing Directors................................................................    4
The Board of Directors and Its Committees.............................................    8
Shareholder Proposal..................................................................   10
Executive Officers....................................................................   13
Compensation of Executive Officers....................................................   15
Employment, Severance, and
  Change of Control Agreements........................................................   21
Compensation and Organization Committee
  and Executive Equity Compensation Committee
  Joint Report on Executive Compensation..............................................   29
Compensation Committee Interlocks and Insider Participation...........................   32
KeyCorp Stock Price Performance.......................................................   33
Share Ownership.......................................................................   34
Independent Auditors..................................................................   35
1996 Shareholder Proposals............................................................   35
General...............................................................................   35

                                [KeyCorp logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                PROXY STATEMENT

     This Proxy Statement is furnished commencing on or about April 5, 1995, in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 1995 Annual Meeting of Shareholders on May 18, 1995, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 21, 1995, are entitled to vote, including holders of record who have not tendered their certificates representing shares of common stock of the former KeyCorp ("Old Key") for exchange as of that date. Holders of record of KeyCorp Common Shares who have not tendered their Old Key common stock certificates for exchange as of March 21, 1995, are entitled to vote a number of shares equal to the number of whole KeyCorp Common Shares into which such holders' shares of Old Key common stock are exchangeable pursuant to the Agreement and Plan of Merger and the related Supplemental Agreement to Agreement and Plan of Merger between Old Key and Society Corporation ("Society"), each dated October 1, 1993, as amended (together, the "Merger Agreement"). Holders of record of KeyCorp Common Shares who have certificates representing shares of common stock of Society do not need to exchange their shares because, under the Merger Agreement, those certificates are automatically treated as representing an equal number of KeyCorp Common Shares. On March 21, 1995, there were 243,027,707 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding Common Shares shall constitute a quorum.

                             ELECTION OF DIRECTORS

     In accordance with KeyCorp's Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the "Board") has established the size of the Board at 22 members, divided into two classes of seven members each and one class of eight members. The terms of these classes as of the 1995 Annual Meeting will expire in 1996, 1997, and 1998, respectively. Seven nominees for directors for terms expiring in 1998 are listed below. All properly executed and returned proxy cards will be voted for these nominees unless contrary specifications are properly made in writing directly on the proxy card in the space indicated for that purpose, in which case the proxy will be voted in accordance with such specification. The nominees, other than Mr. McGregor, are all current members of the Board. Should any nominee become unable to accept nomination or election, the proxy cards (unless a contrary specification is properly made on the proxy card) will be voted for the election of such person, if any, as shall be recommended by the Board, or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. At the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

     Pursuant to rules promulgated under the Securities Exchange Act of 1934, the following information lists, as of February 17, 1995, as to nominees for director and directors whose terms of office will continue after the 1995 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Securities Exchange Act of 1934. Also included is information regarding officer positions, trusteeships, or directorships with charitable, political, or educational organizations where applicable. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 1998

                     H. DOUGLAS BARCLAY
                        Partner, Hiscock & Barclay LLP (law firm). Age 62.
[Photo of               KeyCorp director since 1994 (Old Key director since
 Mr. Barclay]           1971). Director, Syracuse Supply Company and Eagle
                        Media, Inc.; Chairman of the Board of Trustees, Syracuse
                        University.

                     THOMAS A. COMMES
                        President and Chief Operating Officer, The
[Photo of               Sherwin-Williams Company (paints and painting supplies).
 Mr. Commes]            Age 52. KeyCorp director since 1987. Director, The
                        Sherwin-Williams Company and Centerior Energy
                        Corporation.

                     STEPHEN R. HARDIS
                        Vice Chairman and Chief Financial and Administrative
[Photo of               Officer, Eaton Corporation (diversified manufacturing
 Mr. Hardis]            company). Age 59. KeyCorp director since 1985. Director,
                        Eaton Corporation, First Union Real Estate Investments,
                        Nordson Corporation, and Progressive Corporation;
                        Trustee, University Circle, Inc., Musical Arts
                        Association, Playhouse Square Foundation, and Cleveland
                        Clinic Foundation.

                     DOUGLAS J. MCGREGOR
                        President and Chief Operating Officer, M.A. Hanna
[Photo of               Company (plastics and rubber manufacture and
 Mr. McGregor]          distribution). Age 54. Director, M.A. Hanna Company,
                        Vulcan Materials Company, and Society National Bank;
                        Chairman of the Board of Trustees, Cleveland Institute of Music; Trustee, Playhouse Square Foundation and
                        Junior Achievement.

                     JOHN C. MORLEY
                        President and Chief Executive Officer, Reliance Electric
[Photo of               Company (electro-mechanical automation and
 Mr. Morley]            telecommunications equipment). Age 63. KeyCorp director
                        since 1992. Director, Reliance Electric Company, AMP
                        Incorporated, and Ferro Corporation; Trustee, Case
                        Western Reserve University, Musical Arts Association,
                        Western Reserve Historical Society, University Hospitals of Cleveland, and University Circle Incorporated;
                        Visiting Committee, University of Michigan Graduate
                        School of Business Administration.

                     PETER G. TEN EYCK, II
                        President, Indian Ladder Farms (commercial orchard). Age
[Photo of               56. KeyCorp director since 1994 (Old Key director since
 Mr. Ten Eyck]          1979). Trustee, Cornell University.

                     NANCY B. VEEDER
                        President, Veeder Realty, Inc.; Partner, Veedergate
[Photo of               Realty, L.P., doing business as Residence Inn by
 Ms. Veeder]            Marriott (hotel operation). Age 68. KeyCorp director
                        since 1994 (Old Key director since 1981). Member of
                        Board of Overseers, R.P.I. School of Management; Member of President's Committee, Centenary College; Member of
                        Board of Directors, Albany Tourist and Convention
                        Bureau.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1996

                     ALBERT C. BERSTICKER
                        President since 1988, and Chief Executive Officer since
[Photo of               1991, Ferro Corporation (industrial specialty
 Mr. Bersticker]        chemicals). Age 60. KeyCorp director since 1991.
                        Director, Ferro Corporation, Brush Wellman Inc.,
                        Centerior Energy Corporation, and Oglebay Norton
                        Company.

                     KENNETH M. CURTIS
                        Principal, Curtis, Thaxter, Stevens, Broder & Micoleau,
[Photo of               LLP, P.A. (law firm); previously, President, Maine
 Mr. Curtis]            Maritime Academy (ocean-oriented college). Age 63.
                        KeyCorp director since 1994 (Old Key director since
                        1993). Director, Bowater Incorporated; Trustee, Gulf of
                        Maine Aquarium Development Corporation; Member of Board of Directors, Foundation for Educational Exchange between the United States and Canada.

                     JOHN C. DIMMER
                        President, Firs Management Corporation (real estate and
[Photo of               investment company). Age 66. KeyCorp director since 1994
 Mr. Dimmer]            (Old Key director since 1993).

                     CHARLES R. HOGAN
                        Co-Chairman of the Board, Puget Sound Marketing Co.,
[Photo of               Inc. (supermarket chain operation); Co-Owner, C.R.H.
 Mr. Hogan]             Investments, Inc. (shopping center and real estate
                        development). Age 58. KeyCorp director since 1994 (Old
                        Key director since 1993).

                     M. THOMAS MOORE
                        Chairman and Chief Executive Officer, Cleveland-Cliffs
[Photo of               Inc (iron ore producer). Age 60. KeyCorp director since
 Mr. Moore]             1992. Director, Cleveland-Cliffs Inc, Capitol American
                        Financial Corporation, and The LTV Corporation; Member of Board of Directors, Greater Cleveland Growth
                        Association; Trustee, Health Cleveland, Inc.

                     RICHARD W. POGUE
                        Senior Advisor, Dix & Eaton (public relations);
[Photo of               previously, Managing Partner, Jones, Day, Reavis & Pogue
 Mr. Pogue]             (law firm). Age 66. KeyCorp director since 1992.
                        Director, Continental Airlines, Inc., M.A. Hanna
                        Company, OHM Corporation, Redland PLC, and TRW Inc.;
                        Chairman of the Board of Trustees, University Hospitals of Cleveland; Trustee, Kulas Foundation, Case Western
                        Reserve University, University Circle Incorporated, and
                        Rock and Roll Hall of Fame and Museum; Visiting
                        Committee, Case Western Reserve University School of
                        Medicine.

                     ROBERT A. SCHUMACHER
[Photo of               Private Consultant. Age 72. KeyCorp director since 1994
 Mr. Schumacher]        (Old Key director since 1986).

                     DENNIS W. SULLIVAN
                        Executive Vice President, Parker-Hannifin Corporation
[Photo of               (industrial and aerospace motion control components and
 Mr. Sullivan]          systems). Age 56. KeyCorp director since 1993. Director,
                        Parker-Hannifin Corporation and Ferro Corporation.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1997

                     WILLIAM G. BARES
                        President and Chief Operating Officer, The Lubrizol
[Photo of               Corporation (chemicals for use in lubricants and fuels).
 Mr. Bares]             Age 53. KeyCorp director since 1987. Director, The
                        Lubrizol Corporation, Bearings, Inc., and Oglebay Norton
                        Company.

                     LUCIE J. FJELDSTAD
                        President, Tektronix, Inc. (multi-media company);
[Photo of               previously, Private Consultant (1993-1994) and Vice
 Ms. Fjeldstad]         President, IBM (computer manufacturing) (1989-1993). Age
                        50. KeyCorp director since 1994 (Old Key director since
                        1991). Director, The Gap, Bolt, Beranek and Newman,
                        Inc., Entergy Corporation, and Recognition
                        International; Trustee, UCLA Foundation; Board of
                        Regents, Santa Clara University.

                     ROBERT W. GILLESPIE
                        President and Chief Operating Officer, KeyCorp. Age 50.
[Photo of               KeyCorp director since 1982. Director, Society National
 Mr. Gillespie]         Bank; Trustee, Case Western Reserve University, Ohio
                        Wesleyan University, United Way, Cleveland Museum of
                        Art, Cleveland Initiative on Education, and Musical Arts
                        Association; Member of Board of Directors, Greater
                        Cleveland Growth Association; Chairman, Greater
                        Cleveland Roundtable.

                     HENRY S. HEMINGWAY
                        President, Town & Country Life Insurance Company
[Photo of               (insurance). Age 41. KeyCorp director since 1994 (Old
 Mr. Hemingway]         Key director since 1987). Director, Key Bank of Utah;
                        Trustee, Utah Symphony and Westminister College.

                     STEVEN A. MINTER
                        Executive Director and President, The Cleveland
[Photo of               Foundation (philanthropic foundation). Age 56. KeyCorp
 Mr. Minter]            director since 1987. Director, Consolidated Natural Gas
                        Company, Goodyear Tire and Rubber Company, and
                        Rubbermaid, Inc.; Trustee, College of Wooster and
                        Cleveland Initiative on Education; Member of Board of
                        Directors, Greater Cleveland Roundtable.

                     VICTOR J. RILEY, JR.
                        Chairman of the Board and Chief Executive Officer,
[Photo of               KeyCorp. Age 63. KeyCorp director since 1994 (Old Key
 Mr. Riley]             director since 1973). Chairman, Urban League of Greater
                        Cleveland, Pius XII Foundation; Honorary Member,
                        University at Albany Foundation.

                     RONALD B. STAFFORD
                        Partner, Stafford, Trombley, Purcell, Lahtinen, Owens &
[Photo of               Curtin, P. C. (law firm); member of the New York State
 Mr. Stafford]          Senate. Age 59. KeyCorp director since 1994 (Old Key
                        director since 1983). Trustee, St. Lawrence University and Paul Smith's College; Board of Visitors, Columbia
                        University School of Law.

     Messrs. Barclay and Stafford, directors of KeyCorp, are members of law firms that KeyCorp utilizes for legal services.

     Some of KeyCorp's executive officers and directors were customers of one or more of KeyCorp's subsidiary banks during 1994 and had transactions with such banks in the ordinary course of business. In addition, some directors are officers of, or have a relationship with, corporations or are members of partnerships which were customers of such banks during 1994 and had transactions with such banks in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 1995.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES*

     Board of Directors. During the year ended December 31, 1994, there were five meetings of KeyCorp's Board of Directors, including one meeting held by the Board of Directors of Society prior to the March 1, 1994 merger of Old Key and Society (the "Merger"). Each current member of KeyCorp's Board, other than Messrs. Bares and Commes, attended at least 75% of the aggregate of the meetings held by KeyCorp's Board of Directors and the meetings held by the committees of the Board on which such member served. Mr. Bares was unable to attend several scheduled Board and committee meetings because KeyCorp's meeting schedule was changed as a result of the Merger.

     KeyCorp's Board of Directors currently exercises certain of its powers through its Audit, Community Responsibility, Compensation and Organization, Executive, Executive Equity Compensation, and Nominating Committees.

     Audit Committee. Messrs. Bares (Chair), Hemingway, Hogan, Moore, Pogue, Stafford, Sullivan, and Ten Eyck are the current members of KeyCorp's Audit Committee. The functions of this Committee include review of the adequacy of internal administrative, operating, and accounting policies and controls, review of the financial information provided to shareholders and the Securities and Exchange Commission, recommendation of the appointment of KeyCorp's independent auditors, review of the scope of the services and the estimated fees of the independent auditors, review of the examinations of KeyCorp and its affiliates conducted by federal and state regulatory authorities, review of the audit committees of KeyCorp's subsidiaries, review of the audit plans of the internal audit staff and of the independent auditors and the results and effectiveness of their audits, and supervision and direction of any special projects or investigations considered necessary. KeyCorp's Audit Committee met three times in 1994.

     Community Responsibility Committee. Messrs. Curtis, Dimmer, Leser, Minter, Morley, and Ms. Veeder (Chair) are the current members of KeyCorp's Community Responsibility Committee. The functions of this Committee include review of the Community Reinvestment Act programs of KeyCorp and its bank subsidiaries, KeyCorp's compliance program, and KeyCorp's compliance with applicable law and regulation. KeyCorp's Community Responsibility Committee met four times in 1994.

     Compensation and Organization Committee. Messrs. Barclay (Chair), Bersticker, Commes, Ms. Fjeldstad, and Messrs. Hardis and Schumacher are the current members of KeyCorp's Compensation and Organization Committee. The functions of this Committee include review and approval of KeyCorp's salary administration programs, determination of the compensation of senior management, determination of participants and awards under executive compensation plans and supplemental compensation plans except for equity compensation plans, approval of (or amendments to) employee and officer retirement, compensation, and benefit plans, review and recommendation of director compensation, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp's Compensation and Organization Committee met six times in 1994.

     Executive Committee. Messrs. Barclay, Bares, Curtis, Gillespie, Hardis, Pogue, Riley (Chair), and Ms. Veeder are the current members of KeyCorp's Executive Committee. Through December 31, 1998, under the Merger Agreement and KeyCorp's Regulations, it is intended that Messrs. Riley and Gillespie will be

- ---------------

* Mr. Leser will not stand for re-election at the Annual Meeting. He is, however, included in the description of KeyCorp's Board of Directors and its committees because he will continue as a director of KeyCorp until the Annual Meeting.

members of KeyCorp's Executive Committee as long as they are directors of KeyCorp. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. KeyCorp's Executive Committee met two times in 1994.

     Executive Equity Compensation Committee. Messrs. Bersticker, Commes, Ms. Fjeldstad, and Messrs. Hardis (Chair) and Schumacher are the current members of KeyCorp's Executive Equity Compensation Committee. The functions of this Committee include approval of (or amendments to) KeyCorp's equity compensation plans, determination of participants and awards under KeyCorp's equity compensation plans, and the granting of stock options. KeyCorp's Executive Equity Compensation Committee met five times in 1994.

     Nominating Committee. Messrs. Barclay, Gillespie, Hardis, and Riley are the current members of KeyCorp's Nominating Committee. Through December 31, 1998, under the Merger Agreement and KeyCorp's Regulations, two of the four members of the Nominating Committee will be individuals who were serving as directors of Old Key prior to the Merger (one of whom will be Mr. Riley as long as he is a director of KeyCorp), and the other members of the Nominating Committee will be individuals who were serving as directors of Society prior to the Merger (one of whom will be Mr. Gillespie as long as he is a director of KeyCorp).

     The functions of the Nominating Committee include identifying and reviewing the qualifications of prospective directors and recommending candidates for election as directors. Through December 31, 1998, under KeyCorp's Regulations, nominations for the election of directors by KeyCorp's Board of Directors may only be made by the affirmative vote of three-quarters of the Board of Directors and three-quarters of the Nominating Committee, except that there is an alternative procedure in the event that the Nominating Committee is unable to approve by the requisite vote a nomination for election of a particular director or directors. The Nominating Committee will consider shareholder suggestions concerning qualified candidates for election as directors that are forwarded to such Committee. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including,
(a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and
(f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at such meeting and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). KeyCorp's Nominating Committee did not meet in 1994, but did meet on March 15, 1995, at which time Mr. McGregor was nominated for election as director for a term expiring in 1998.

     Director Compensation. Directors (other than directors who are officers of KeyCorp or of any affiliate, which directors receive no director fees) receive fees consisting of a $27,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter. Under the KeyCorp Director Deferred Compensation Plan, directors are given an opportunity to defer payment of director fees for future distribution.

     Under the Directors' Stock Option Plan (the "Directors' Plan"), each of the outside directors is automatically granted options to purchase 3,500 KeyCorp Common Shares annually. All options granted under the Directors' Plan are non-qualified stock options. Options generally expire ten years after grant. The purchase price of the option shares is equal to their fair market value on the date of grant and may be paid in cash or by the surrender of previously acquired KeyCorp Common Shares. At December 31, 1994, 198,250 additional options could be granted under the Directors' Plan. In the event that KeyCorp Common Shares are changed into or exchanged for a different number or kind of securities, or in the event of a stock split, then the number and exercise price of options and the limits on the aggregate totals of shares available for grants under the Directors' Plan will be proportionately amended.

                              SHAREHOLDER PROPOSAL

     The following proposal (the "Proposal") was submitted for inclusion in this Proxy Statement by Mr. Allen Wolff, 1553 S. Carpenter Road, Brunswick, Ohio 44212. Mr. Wolff currently owns 200 KeyCorp Common Shares.

     In order to be adopted at the Annual Meeting, the Proposal would require the affirmative vote of shareholders owning a majority of the outstanding KeyCorp Common Shares represented at the Annual Meeting.

     For the reasons set forth below, the Board of Directors recommends that shareholders vote AGAINST the Proposal.

          Shareholder Proposal and Supporting Statement. "Throughout corporate America, many stockholder proposals have been introduced to try to make some changes including the control of compensation to directors and top management and to try to tie them in with profits and dividends. Management opposes most of these proposals . . . Most shareholder proposals fail because (1) the investors are not organized and offer no alternatives, (2) management already controls a large number of votes and then rewards itself with more shares to vote against such proposals, and (3) we are not playing on a level field, management gets to count unmarked proxies as voting in favor of their position and can solicit proxies at the expense of the company. Some companies even fail to make complete disclosures, hiding behind the minimum rules of the S.E.C.

          "I feel that many Boards of Directors have lost touch with the investors and it seems that they are giving more and more rewards for less and less success. In Junior High School, we learned that there were three (3) parts to any business; CAPITAL, LABOR AND MANAGEMENT. The Boards seem to have forgotten this lesson. The boards, in general, are self-perpetuating groups seemingly intent on rewarding themselves and members of management, at the expense of the investor.

          "I am particularly dismayed at the statement on proxies that says (in essence) 'Proxies signed, but not specifically marked, will be voted as management has suggested.'

          "Management says that stockholders clearly understand how their votes will be counted if they don't put Xs in the boxes; yet many shareholders don't understand THAT. They say that this process allows the stockholder not to be burdened with making FOUR Xs. WOW! How many shareholders even understand what they are being asked to vote on? Many times proxies for shares held in street names DO NOT clearly indicate this procedure.

          "One need only review the results of voting on shareholder proposals at the last two annual meetings of CHEMICAL to see how this has been misused. Had unmarked ballots NOT been counted AGAINST certain stockholder proposals, they would have passed.

          "Last April at the annual meeting of First Union Real Estate Trust, a company that also has reduced its dividends three times in the last two years, there was a management proposal to increase compensation '(because that's what we have to do to attract top executives)'. The proposal passed by 69% (including the UNMARKED proxies). An astute investor in the audience did some quick arithmetic and pointed out that less than 50% of the shares voted were actually voted for the proposal.

          "When I go to the polls and figure there is no clear choice among candidates and leave that space 'unmarked', it is not voted in favor of the incumbent nor the incumbent's party; it is merely a non-vote.

          "Presently, I have no animosity against the management of KeyCorp, but I am dismayed that they use this very undemocratic method to count proxies.

          "Last year, a similar proposal was presented to five corporations in Ohio. Although the proposal failed, it garnered an average of 25% of the voted proxies (an unusually high number for a stockholder proposal). Included in the votes against were the unmarked proxies. Even though this proposal concerned the counting of unmarked proxies, none of the companies involved would reveal the numbers to me (one requested a payment of $10,000). If they didn't count them, how did they know how many to count against the shareholder proposal? In contrast, First Union Real Estate, Chemical Bank of New York and the Rockefeller Properties (and others) do reveal the count of unmarked proxies.

          "Therefore, be it resolved that in future proxies of this company, there will be no discretionary power of voting by the named proxy-holder on any issue where no direction has been given, including ANY ISSUE 'WHICH MAY PROPERLY COME UP AT THE MEETING'. Likewise, all voting shall be reported in detail; e.g.: numbers of proxies and shares voted FOR, number of proxies and shares voted AGAINST, numbers ABSTAINED, and numbers of proxies and shares UNMARKED, but counted as in favor of management's position."

     Board of Directors Recommendation and Statement. The Board of Directors recommends that shareholders vote AGAINST the Proposal for the following reasons.

     If adopted, the Proposal would mean that any proxy cards which are returned without specific voting instructions would not be voted at meetings of shareholders and, since many shareholders do not mark their proxy cards, would become in effect votes against the proposal whether or not the shareholders objected to the proposal. Authorizing management to vote unmarked proxy cards provides KeyCorp shareholders with a convenient way to participate in shareholders' meetings. KeyCorp understands that many institutional shareholders who sign a great many proxy cards for numerous companies in which they have investments appreciate the convenience of voting as management recommends without the necessity of marking each proposal box, a process which is of little inconvenience for one proxy card but a burden when dealing with many proxy cards.

     In addition, the proposal assumes that many shareholders who sign and return their proxy cards do not intend to cast any vote -- an assumption KeyCorp cannot make. Rather, KeyCorp believes that every shareholder that returns a properly signed proxy card does intend to cast a vote. The Board of Directors is obligated to give effect to the votes of all shareholders who wish to participate whether those shareholders choose to do so by marking the proxy card or simply by returning the proxy card without specific voting instructions.

     Since the Proxy Statement and proxy card clearly state in several places that any unmarked proxies will be voted in accordance with the recommendations of the Board of Directors and since a shareholder who is willing to take the time to find and mark the boxes will probably observe that statement, it seems unlikely that many shareholders would be confused or surprised by the procedure. With approximately 47% of KeyCorp's shares held by institutional shareholders, it is important for KeyCorp to make voting by those shareholders as convenient as possible in order to have sufficient shares represented at its shareholder meetings to have a quorum.

     Vote Required. Approval of the Proposal will require the affirmative vote of a majority of the shares represented at the Annual Meeting.

                               EXECUTIVE OFFICERS

     Executive officers of KeyCorp are principally responsible for making policy for KeyCorp. Mr. Riley is the Chief Executive Officer of KeyCorp for a term expiring December 31, 1995. Mr. Gillespie is the President of KeyCorp for a term expiring December 31, 1998 and is the Chief Operating Officer of KeyCorp until such date as Mr. Riley retires as Chief Executive Officer, which date shall be no later than December 31, 1995, whereupon Mr. Gillespie will become Chief Executive Officer. All other executive officers hold their respective office or offices for such term as may be prescribed by the Board (generally, officers are elected annually) and until such persons' successors have been chosen. Messrs. Riley, Gillespie, Allen, and Noall and certain other executive officers have employment agreements with KeyCorp. All other executive officers have severance or change of control agreements with KeyCorp.

     There are no family relationships among executive officers. All have been employed in officer capacities with KeyCorp, Old Key, or their subsidiaries, for at least the past five years.

     Set forth below are the names and ages of the executive officers of KeyCorp as of March 1, 1995, positions held and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

GARY R. ALLEN (46)

     1994 to present: Senior Executive Vice President and Chief Banking Officer, KeyCorp; 1993-1994: Executive Vice President and Chief Banking Officer, Old Key; 1991-1993: President and Chief Executive Officer, Key Bank of New York; 1988-1993: Chief Executive Officer, Key Bank of Western New York. (1993)

KEVIN M. BLAKELY (43)

     1994 to present: Executive Vice President, KeyCorp; 1992-1994: Executive Vice President, Credit Policy and Risk Management, Society National Bank; 1990-1992: Senior Vice President, Loan Review, Ameritrust Company, N.A. (1994)

MICHAEL A. BUTLER (36)

     1994 to present: Executive Vice President, KeyCorp; 1993-1994: Executive Vice President, Old Key; 1991-1993: Senior Vice President, Loan Review, Old Key; 1987-1991: Vice President, Old Key. (1993)

CARTER B. CHASE (59)

     1994 to present: Executive Vice President, General Counsel, and Secretary, KeyCorp; 1990-1994: Senior Vice President and Assistant General Counsel, Old Key. (1990)

ROBERT W. GILLESPIE (50)

     1994 to present: President and Chief Operating Officer, KeyCorp; 1988-1994:
Chairman of the Board, Chief Executive Officer, and President, Society Corporation. (1981)

ALLEN J. GULA, JR. (40)

     1994 to present: Executive Vice President, KeyCorp; 1992-1994: Executive Vice President and Group Executive, Information Technology and Operations, Society Corporation; 1990-1992: Senior Vice President, Society Corporation.
(1992)

LEE IRVING (46)

     1994 to present: Executive Vice President, Treasurer, and Chief Accounting Officer, KeyCorp; 1986-1994: Senior Vice President and Treasurer, Old Key.
(1986)

HENRY L. MEYER III (45)

     1994 to present: Senior Executive Vice President and Chief Banking Officer, KeyCorp; 1991-1994: Vice Chairman of the Board and Chief Banking Officer, Society Corporation; 1990-1991: Executive Vice President, Society Corporation; 1994 to present: Chairman of the Board and Chief Executive Officer, Society National Bank; 1993-1994: President and Chief Executive Officer, Society National Bank; 1990-1993: President and Chief Operating Officer, Society National Bank. (1987)

ROGER NOALL (59)

     1994 to present: Senior Executive Vice President and Chief Administrative Officer, KeyCorp; 1987-1994: Vice Chairman of the Board and Chief Administrative Officer, Society Corporation. (1985)

VICTOR J. RILEY, JR. (63)

     1994 to present: Chairman of the Board and Chief Executive Officer, KeyCorp; 1973-1994: Chairman of the Board, President, and Chief Executive Officer, Old Key. (1973)

BRUCE E. TOFTE (51)

     1994 to present: Executive Vice President, KeyCorp; 1987-1994: Executive Vice President and Chief Control Officer, Old Key. (1987)

MARTIN J. WALKER (43)

     1994 to present: Executive Vice President, KeyCorp; 1990-1994: Executive Vice President and Treasurer, Society Corporation. (1990)

JAMES W. WERT (47)

     1994 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 1990-1994: Vice Chairman of the Board and Chief Financial Officer, Society Corporation. (1976)

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to the individual who was KeyCorp's Chief Executive Officer during 1994 and each of the remaining five highest paid executive officers of KeyCorp at December 31, 1994. Amounts set forth in this table for Messrs. Riley and Allen for periods prior to the Merger were paid by Old Key.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                    -------------------------------
                                                                                         AWARDS           PAYOUTS
                                                  ANNUAL COMPENSATION               ----------------     ----------
                                         --------------------------------------        SECURITIES        LONG-TERM
                                                                   OTHER ANNUAL        UNDERLYING        INCENTIVE
  NAME AND PRINCIPAL POSITION   YEAR      SALARY       BONUS       COMPENSATION     OPTIONS/SARS(#)       PAYOUTS
- ------------------------------- ----     --------     --------     ------------     ----------------     ----------

Victor J. Riley, Jr.            1994     $784,936     $565,000(1)    $320,920(4)          80,000        $        0(8)
 Chairman of the Board          1993      720,000      720,000(2)      --    (5)           4,519(6)      2,259,000(8)
 and Chief Executive Officer    1992      690,000      690,000(2)      --    (5)           4,519(6)      1,967,400(8)

Robert W. Gillespie             1994      685,000      465,000(1)      --    (5)         120,000           390,757(9)
 President and Chief            1993      599,000      625,000(3)      --    (5)          40,000           305,784(9)
 Operating Officer              1992      553,250      531,000(3)      --    (5)         160,000(7)        203,536(9)

Gary R. Allen                   1994      425,927      230,000(1)     350,043(4)          70,585                 0
 Senior Executive Vice          1993      348,333      178,125(2)      --    (5)          17,387(6)              0
 President and Chief            1992      265,000       90,000(2)      --    (5)          10,212(6)              0
 Banking Officer

Henry L. Meyer III              1994      407,250      230,000(1)      --    (5)          60,000           237,281(9)
 Senior Executive Vice          1993      363,000      300,000(3)      --    (5)          20,000           182,055(9)
 President and Chief            1992      337,500      255,000(3)      --    (5)          80,000(7)        109,700(9)
 Banking Officer

Roger Noall                     1994      407,250      230,000(1)      --    (5)          60,000           237,281(9)
 Senior Executive Vice          1993      363,000      300,000(3)      --    (5)          20,000           182,055(9)
 President and Chief            1992      337,500      255,000(3)      --    (5)          80,000(7)        119,669(9)
 Administrative Officer

James W. Wert                   1994      407,250      230,000(1)      --    (5)          60,000           237,281(9)
 Senior Executive Vice          1993      363,000      300,000(3)      --    (5)          20,000           182,055(9)
 President and Chief            1992      337,500      255,000(3)      --    (5)          80,000(7)        112,832(9)
 Financial Officer

  NAME AND PRINCIPAL POSITION       ALL OTHER
- -------------------------------    COMPENSATION
                                 ----------------
Victor J. Riley, Jr.                 $ 82,306(10)
 Chairman of the Board                 38,926(11)
 and Chief Executive Officer           49,378(12)

Robert W. Gillespie                   108,094(13)
 President and Chief                  211,011(14)
 Operating Officer                     41,494(15)

Gary R. Allen                          27,575(16)
 Senior Executive Vice                 16,217(17)
 President and Chief                   11,697(18)
 Banking Officer

Henry L. Meyer III                     59,115(19)
 Senior Executive Vice                111,915(20)
 President and Chief                   25,312(21)
 Banking Officer

Roger Noall                            69,010(22)
 Senior Executive Vice                117,379(23)
 President and Chief                   25,312(21)
 Administrative Officer

James W. Wert                          60,708(24)
 Senior Executive Vice                112,780(25)
 President and Chief                   25,312(21)
 Financial Officer


- ---------------

 (1) Amounts awarded under KeyCorp's Short Term Incentive Compensation Plan for the fiscal year 1994, whether paid in cash or deferred.

 (2) Amounts awarded under Old Key's Executive Incentive Compensation Plan for the respective fiscal years, whether paid in cash or deferred.

 (3) Amounts awarded under Society's Management Incentive Compensation Plan for the respective fiscal years, whether paid in cash or deferred.

 (4) Each perquisite or other personal benefit which exceeds 25% of the total perquisites and other personal benefits received by Messrs. Riley and Allen is as follows: Mr. Riley -- $116,250 (moving allowance), $106,950 (tax gross-up on moving allowance); Mr. Allen -- $175,056 (moving allowance), $161,052 (tax gross-up on moving allowance).

 (5) Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed reporting thresholds.

 (6) This number has been adjusted to reflect the conversion of each share of Old Key common stock into 1.205 KeyCorp Common Shares.

 (7) This information has been adjusted to reflect a two-for-one stock split which was effected by Society through a 100% stock dividend, effective March 22, 1993.

 (8) Amounts awarded under Old Key's Performance Compensation Plan for the three year cycles ending in such respective fiscal years, whether paid in cash or deferred. The amount shown for 1993 is made up of $1,126,000 attributable to 1993 and $1,133,000 attributable to 1994, both of which amounts were paid in 1993.

                                       15

 (9) Amounts awarded under the Society Long Term Incentive Compensation Plan (or for KeyCorp under the KeyCorp Long Term Cash Incentive Compensation Plan for the 1992-1994 compensation period) for the three year cycles ending in such respective fiscal years, whether paid in cash or deferred.

(10) $6,750 (amounts contributed under the KeyCorp 401(k) Savings Plan); $33,900 (amounts contributed under KeyCorp's Supplemental Savings Plan); $3,800 (universal life insurance premiums); $37,856 (split-dollar life insurance premiums).

(11) $8,994 (amounts contributed under the Old Key Profit Sharing Plus Plan); $29,932 (split-dollar life insurance premiums).

(12) $4,364 (amounts contributed under the Old Key Profit Sharing Plus Plan); $3,800 (universal life insurance premiums); $4,264 (group term life insurance premiums); $36,950 (split-dollar life insurance premiums).

(13) $9,240 (amounts contributed under the KeyCorp 401(k) Savings Plan); $83,205 (amounts contributed under KeyCorp's Supplemental Savings Plan); $15,649 (universal life insurance premiums).

(14) $13,491 (amounts contributed under the Society Stock Purchase and Savings
     Plan); $190,298 (amounts contributed under the Society Supplemental Savings
     Plan); $7,222 (universal life insurance premiums).

(15) $10,910 (amounts contributed under the Society Stock Purchase and Savings
     Plan); $30,584 (amounts contributed under the Society Supplemental Savings
     Plan).

(16) $6,750 (amounts contributed under the KeyCorp 401(k) Savings Plan); $13,800 (amounts contributed under KeyCorp's Supplemental Savings Plan); $7,025 (split-dollar life insurance premiums).

(17) $8,994 (amounts contributed to the Old Key Profit Sharing Plus Plan); $7,223 (split-dollar life insurance premiums).

(18) $4,364 (amounts contributed to the Old Key Profit Sharing Plus Plan); $7,333 (split-dollar life insurance premiums).

(19) $9,240 (amounts contributed under the KeyCorp 401(k) Savings Plan); $43,232 (amounts contributed under KeyCorp's Supplemental Savings Plan); $6,643 (universal life insurance premiums).

(20) $13,491 (amounts contributed under the Society Stock Purchase and Savings
     Plan); $95,358 (amounts contributed under Society's Supplemental Savings
     Plan); $3,066 (universal life insurance premiums).

(21) $10,910 (amounts contributed under the Society Stock Purchase and Savings
     Plan); $14,402 (amounts contributed under Society's Supplemental Savings
     Plan).

(22) $9,240 (amounts contributed under the KeyCorp 401(k) Savings Plan); $43,232 (amounts contributed under KeyCorp's Supplemental Savings Plan); $16,538 (universal life insurance premiums).

(23) $13,491 (amounts contributed under the Society Stock Purchase and Savings
     Plan); $96,255 (amounts contributed under Society's Supplemental Savings
     Plan); $7,633 (universal life insurance premiums).

(24) $9,240 (amounts contributed under the KeyCorp 401(k) Savings Plan); $43,232 (amounts contributed to KeyCorp's Supplemental Savings Plan); $8,236 (universal life insurance premiums).

(25) $13,491 (amounts contributed under the Society Stock Purchase and Savings
     Plan); $95,640 (amounts contributed under Society's Supplemental Savings
     Plan); $3,649 (universal life insurance premiums).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 1994, to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                       ----------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                                         NUMBER OF         % OF TOTAL                                  RATES OF STOCK PRICE
                                         SECURITIES         OPTIONS        EXERCISE                    APPRECIATION FOR TEN
                                         UNDERLYING        GRANTED TO      OR BASE                       YEAR OPTION TERM
                                          OPTIONS          EMPLOYEES        PRICE      EXPIRATION    ------------------------
                NAME                     GRANTED(#)      IN FISCAL YEAR     ($/SH)        DATE        5% ($)        10% ($)
- ------------------------------------   --------------    --------------    --------    ----------    --------      ----------
Victor J. Riley, Jr.                       40,000(1)           3.7%        $29.150(7)     1/3/04      733,291       1,858,304
                                           40,000(2)           6.7%         29.150(7)     1/3/04            0(8)    1,858,304

Robert W. Gillespie                        40,000(3)           2.1%         29.875(7)     1/2/04      751,529       1,904,522
                                           40,000(4)           3.7%         29.875(7)     1/2/04      751,529       1,904,522
                                           40,000(5)           6.7%         29.875(7)     1/2/04            0(8)    1,904,522

Gary R. Allen                              20,000(1)           1.8%         29.150(7)     1/3/04      366,646         929,152
                                           20,000(2)           3.3%         29.150(7)     1/3/04            0(8)      929,152
                                           12,536(6)           4.9%         31.875(7)   12/31/96           --              --
                                           18,049(6)           7.1%         25.000(7)   12/31/96           --              --

Henry L. Meyer III                         20,000(3)           1.1%         29.875(7)     1/2/04      375,765         952,261
                                           20,000(4)           1.8%         29.875(7)     1/2/04      375,765         952,261
                                           20,000(5)           3.3%         29.875(7)     1/2/04            0(8)      952,261

Roger Noall                                20,000(3)           1.1%         29.875(7)     1/2/04      375,765         952,261
                                           20,000(4)           1.8%         29.875(7)     1/2/04      375,765         952,261
                                           20,000(5)           3.3%         29.875(7)     1/2/04            0(8)      952,261

James W. Wert                              20,000(3)           1.1%         29.875(7)     1/2/04      375,765         952,261
                                           20,000(4)           1.8%         29.875(7)     1/2/04      375,765         952,261
                                           20,000(5)           3.3%         29.875(7)     1/2/04            0(8)      952,261

- ---------------

(1) These options were granted under the KeyCorp 1988 Stock Option Plan and will become exercisable on January 3, 1997.

(2) These are Performance Options granted under the KeyCorp 1988 Stock Option Plan with a specially designed vesting provision. The vesting provision has been designed to provide an exceptional reward to the executives if, and only if, other KeyCorp shareholders have been rewarded by performance of KeyCorp's stock price -- in an absolute sense as well as compared with the general performance of other equity investments. The Performance Options vest if the market value of KeyCorp Common Shares equals or exceeds $58.30 per share for seven consecutive trading dates by January 3, 2002, or equals or exceeds $69.96 per share for seven consecutive trading dates by January 2, 2004, and, after the above test has been met, the proportionate change in the fair market value of KeyCorp Common Shares since January 3, 1994 is at the close of business of any single trading date, equal to or in excess of the proportionate increase in the Standard & Poor's 500 Stock Index since January 3, 1994. These options also vest upon certain changes in control as set forth in the option agreement. After the Merger, no options will be granted under the 1988 Stock Option Plan except those granted pursuant to KeyCorp's Career Equity Program.

(3) These options were granted under the Amended and Restated 1991 Equity Compensation Plan and became exercisable on January 3, 1995.

(4) These options were granted under the Amended and Restated 1991 Equity Compensation Plan and will become exercisable on January 3, 1997.

(5) These are Performance Options granted under the Amended and Restated 1991 Equity Compensation Plan with a specially designed vesting provision similar to the vesting provision of the Performance Options granted to Messrs. Riley and Allen under the KeyCorp 1988 Stock Option Plan. The Performance Options vest if the market value of KeyCorp Common Shares equals or exceeds $59.75 per share for seven consecutive trading dates by January 3, 2002, or equals or exceeds $71.70 per share for seven consecutive trading dates by January 2, 2004, and, after the above test has been met, the proportionate change in the fair market value of KeyCorp Common Shares since January 3, 1994 is at the close of business of any single trading date, equal to or in excess of the proportionate increase in the Standard & Poor's 500 Stock Index since January 3, 1994. These options also vest upon certain changes in control as set forth in the option agreement.


(6) Options granted under KeyCorp's Career Equity Program (the "Program") established prior to the Merger by Old Key. Participants are former senior officers of Old Key who were selected for participation in the Program on the basis of their responsibilities and potential for contribution to enhanced shareholder value, recognizing the number of years remaining to expected retirement (at least five years). After the participant makes a personal investment, the Program generates semi-annual share acquisitions through automatic stock option exercises that can lead to increased share ownership on the part of the executives in the Program. The executives must retain the shares for the five-year duration of the Program so that the amounts ultimately realized by the executives are contingent on the long-term market price of KeyCorp stock.

(7) The exercise price equals the market price of a KeyCorp Common Share on the date of the option grant.

(8) No potential realizable value is shown for these options since they will never vest at the 5% appreciation rate.

     The options reported in the preceding table for Messrs. Riley and Allen were granted on January 3, 1994, at an exercise price equal to the market price of Old Key common stock on that date, which was $29.15 (adjusted to reflect the conversion of each share of Old Key common stock into 1.205 KeyCorp Common Shares). Based on this stock price, the market value of KeyCorp Common Shares at the end of the ten year option period using 5% and 10% compounded annual returns would be $47.48 and $75.61, respectively. The options reported in the preceding table for Messrs. Gillespie, Meyer, Noall, and Wert were granted on January 3, 1994, at an exercise price equal to the market price of Society's Common Shares on that date, which was $29.875. Based on this stock price, the market value of KeyCorp Common Shares at the end of the ten year option period using 5% and 10% compounded annual returns would be $48.66 and $77.49, respectively.

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 1994, by the executive officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 1994.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                          SECURITIES               VALUE OF
                                                                          UNDERLYING              UNEXERCISED
                                                                          UNEXERCISED            IN-THE-MONEY
                                                                           OPTIONS/                OPTIONS/
                                     SHARES                           SARS AT FY-END (#)       SARS AT FY-END($)
                                   ACQUIRED ON          VALUE            EXERCISABLE/            EXERCISABLE/
             NAME                 EXERCISE (#)       REALIZED ($)        UNEXERCISABLE         UNEXERCISABLE (1)
- -------------------------------  ---------------     ------------     -------------------     -------------------
Victor J. Riley, Jr.                    12,050           231,458            473,620/                3,349,122/
                                                                             80,000                         0

Robert W. Gillespie                no exercise                --            256,000/                1,502,998/
                                                                            240,000                         0

Gary R. Allen                           39,731           251,975            128,976/                  195,854/
                                                                             40,000                         0

Henry L. Meyer III                 no exercise                --            181,242/                1,269,570/
                                                                            120,000                         0

Roger Noall                        no exercise                --             40,000/                        0/
                                                                            120,000                         0

James W. Wert                      no exercise                --            115,000/                  524,188/
                                                                            120,000                         0

- ---------------

(1) Based on a December 31, 1994 closing price for KeyCorp Common Shares which equalled $25.00.


     Long Term Incentive Compensation. During 1994, KeyCorp's Compensation and Organization Committee selected participants in the KeyCorp Long Term Cash Incentive Compensation Plan for the 1994-1996 three-year compensation period. Messrs. Riley, Gillespie, Allen, Meyer, Noall, and Wert were included as participants. The Committee has determined objective criteria by which KeyCorp's financial performance should be judged and distributions under the Plan should be made. These criteria were based on the Committee's judgment of a range of return on common equity that would warrant satisfactory to excellent results for KeyCorp for the compensation period. Based on KeyCorp's 1994 salary grade market points (i.e., average salaries for executives in the marketplace in similar positions) upon which payments under the Plan will be based (which may change by the time the awards are actually determined), the officers in the Summary Compensation Table would be eligible to receive the following payments for the compensation periods indicated.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                                     NON-STOCK PRICE-BASED PLANS
                                                  PERFORMANCE    -----------------------------------
                      NAME                          PERIOD       THRESHOLD(1)  TARGET      MAXIMUM
- ------------------------------------------------  -----------    ---------    --------    ----------
Victor J. Riley, Jr.                                1994-1995(2) $  41,700    $166,800    $  385,725
                                                    1994-1995(3)   422,400     666,600     1,133,400
Robert W. Gillespie                                 1994-1996       51,375     205,500       475,219
Gary R. Allen                                       1994-1996       26,563     106,250       245,703
Henry L. Meyer III                                  1994-1996       26,563     106,250       245,703
Roger Noall                                         1994-1996       26,563     106,250       245,703
James W. Wert                                       1994-1996       26,563     106,250       245,703


- ---------------

(1) If the threshold is not met, no payouts will be made.

(2) By the terms of his employment contract, Mr. Riley is scheduled to retire on December 31, 1995. As a result, his award under the KeyCorp Long Term Cash Incentive Compensation Plan will be based on the two year portion of the compensation period during which Mr. Riley is an employee. The amounts included in the table represent two-thirds of the amounts that would be applicable if Mr. Riley were a participant in the plan for the full 1994-1996 compensation period.
(3) Mr. Riley is the only participant in the KeyCorp 1994-1995 Performance Unit Plan for Mr. Riley. Under the terms of this plan, Mr. Riley can earn awards at the levels reported in this table based on KeyCorp's return on average total assets, return on average common equity, and efficiency ratio, all of which are subject to a threshold level of asset quality, for the 1994-1995 period.


     These executives, with the exception of Mr. Riley and Mr. Allen, are also participants in the KeyCorp Long Term Cash Incentive Compensation Plan for the 1993-1995 compensation period, which has a similar range of possible payouts.

     Retirement Plan. Substantially all officers and employees of KeyCorp and participating subsidiaries are participants in the Retirement Plan for Employees of KeyCorp and Subsidiaries and related supplemental and excess retirement plans. The Retirement Plan provides a pension based upon years of participation in the Retirement Plan and average annual compensation for the five highest consecutive years during the last ten years of employment. The following table sets forth the estimated maximum annual benefits payable under the Retirement Plan to participants who attain the Social Security retirement age on December 31, 1994, and who elect to receive a straight lifetime annuity:

                                 ESTIMATED ANNUAL RETIREMENT BENEFITS
  AVERAGE                       WITH INDICATED YEARS OF PARTICIPATION1
    FINAL        --------------------------------------------------------------------
COMPENSATION        15            20             25             30             35
- ------------     --------     ----------     ----------     ----------     ----------
 $  400,000      $220,000     $  260,000     $  300,000     $  300,000     $  300,000
    450,000       247,500        292,500        337,500        337,500        337,500
    500,000       275,000        325,000        375,000        375,000        375,000
    550,000       302,500        357,500        412,500        412,500        412,500
    600,000       330,000        390,000        450,000        450,000        450,000
    650,000       357,500        422,500        487,500        487,500        487,500
    700,000       385,000        455,000        525,000        525,000        525,000
    750,000       412,500        487,500        562,500        562,500        562,500
    800,000       440,000        520,000        600,000        600,000        600,000
    850,000       467,500        552,500        637,500        637,500        637,500
    900,000       495,000        585,000        675,000        675,000        675,000
    950,000       522,500        617,500        712,500        712,500        712,500
  1,000,000       550,000        650,000        750,000        750,000        750,000
  1,100,000       605,000        715,000        825,000        825,000        825,000
  1,200,000       660,000        780,000        900,000        900,000        900,000
  1,300,000       715,000        845,000        975,000        975,000        975,000
  1,400,000       770,000        910,000      1,050,000      1,050,000      1,050,000
  1,500,000       825,000        975,000      1,125,000      1,125,000      1,125,000
  1,600,000       880,000      1,040,000      1,200,000      1,200,000      1,200,000
  1,700,000       935,000      1,105,000      1,275,000      1,275,000      1,275,000
  1,800,000       990,000      1,170,000      1,350,000      1,350,000      1,350,000
  1,900,000      1,045,000     1,235,000      1,425,000      1,425,000      1,425,000
  2,000,000      1,100,000     1,300,000      1,500,000      1,500,000      1,500,000
  2,200,000      1,210,000     1,430,000      1,650,000      1,650,000      1,650,000
  2,400,000      1,320,000     1,560,000      1,800,000      1,800,000      1,800,000
  2,600,000      1,430,000     1,690,000      1,950,000      1,950,000      1,950,000
  2,800,000      1,540,000     1,820,000      2,100,000      2,100,000      2,100,000
  3,000,000      1,650,000     1,960,000      2,250,000      2,250,000      2,250,000

- ---------------

(1) This table reflects estimated annual retirement benefits under the formula used with respect to KeyCorp employees who were employees of Old Key and its subsidiaries. KeyCorp employees who were employees of Society and its subsidiaries receive similar benefits based on similar compensation.


     All benefit amounts are subject to the annual pension limitations imposed by the Internal Revenue Code for qualified plans; however, the extent of any reduction will vary according to the limits existing at the time pension payments commence. Any amounts under the Retirement Plan reduced by Internal Revenue Code limitations will be paid under an excess benefit retirement plan. The benefits are not subject to any deduction for social security or any other offset.

     Compensation for purposes of the Retirement Plan and the excess and supplemental plans is total base pay and incentive compensation during a calendar year, plus amounts deducted for the 401(k) and flexible benefits plans during such year, but includes neither amounts attributable to stock options nor appreciation rights nor receipt of non-cash remuneration that is included in the participant's income for Federal income tax purposes. Compensation for purposes of the Retirement Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, "all other compensation," and "other annual compensation." Normal retirement age is 65. The Retirement Plan requires 5 years of service for vesting for the former Old Key employees, including Messrs. Riley and Allen, and either 10 years of service or the attainment of age 55 for former Society employees, including Messrs. Gillespie, Meyer, Noall, and Wert. Messrs. Riley, Gillespie, Allen, Meyer, Noall and Wert were credited under the Retirement Plan with 30, 26, 22, 22, 11 and 19 years of service, respectively, at year-end 1994.

            EMPLOYMENT, SEVERANCE, AND CHANGE OF CONTROL AGREEMENTS

     KeyCorp is a party to employment agreements, severance agreements, and change of control agreements with certain of its executive officers.

     Employment and Consulting Agreement With Mr. Riley. KeyCorp and Mr. Riley are parties to an employment and consulting agreement pursuant to which Mr. Riley is to be employed by KeyCorp as Chairman of the Board, Chairman of the Executive Committee of the Board, and Chief Executive Officer through December 31, 1995 (the "Employment Period") and is to be retained by KeyCorp as an independent contractor to serve as Chairman of the Board and Chairman of the Executive Committee of the Board from January 1, 1996 through December 31, 1998 (the "Independent Contractor Period").

     During the Employment Period, Mr. Riley's compensation is to include an annual base salary of $825,000 and Mr. Riley is a participant, along with other senior executives of KeyCorp, in KeyCorp's Short Term Incentive Compensation Plan and, on a pro rata basis, KeyCorp's Long Term Cash Incentive Compensation Plan. In addition, Mr. Riley is the only participant in the "KeyCorp 1994-1995 Performance Unit Plan for Mr. Riley" under the terms of which, depending on the financial results of KeyCorp for the 1994-1995 period (return on average total assets, return on average common equity, and efficiency ratio, all of which are subject to a threshold level of asset quality), Mr. Riley can earn up to a maximum of $1,133,400.

     Following the Employment Period, Mr. Riley is entitled to a retirement benefit determined under a Supplemental Retirement Benefit Plan for executives of Old Key. If Mr. Riley dies during the Employment Period or while retired as disabled under KeyCorp's pension plan and if he is survived by his wife, KeyCorp will pay a special supplemental death benefit of $50,000 per year to Mr. Riley's wife through the first to occur of her death or the 20th anniversary of Mr. Riley's death.

     During the Independent Contractor Period, Mr. Riley's duties will be to preside at meetings of the Board and of the Executive Committee and at shareholder meetings of KeyCorp and to perform such other duties as he may be specifically requested to perform by the Board or by KeyCorp's Chief Executive Officer that he, in his sole discretion, agrees to perform. During the Independent Contractor Period, KeyCorp is to pay Mr. Riley base annual compensation of $600,000 and such additional amount, if any, as the Compensation and

Organization Committee may, in its sole discretion, authorize for payment to Mr. Riley as incentive compensation.

     If Mr. Riley's status as an employee or independent contractor is terminated prior to the end of the Employment Period or the Independent Contractor Period for any reason (except by KeyCorp for cause, or by Mr. Riley during the Employment Period without the consent of the Board), KeyCorp is to pay to Mr. Riley or his estate or designated beneficiary a lump sum equal to the sum of all base compensation that would have been payable to Mr. Riley had he continued to perform services through December 31, 1998, plus, if such termination occurs during the Employment Period, all incentive compensation that would have been earned if Mr. Riley had continued to be an employee through December 31, 1995 and the financial performance of KeyCorp had been at actual levels of performance up to the date of termination and at target levels (as specified in each incentive compensation plan) thereafter. Under the agreement, KeyCorp would have cause to terminate Mr. Riley's employment or independent contractor status if Mr. Riley were convicted of a felony, if he continued to engage in activities presenting material conflicts of interest after notice in writing from the Board, or if a federal or state regulatory agency barred Mr. Riley from service with KeyCorp.

     Mr. Riley is entitled to an additional "gross up payment" if he is subject to the excise tax on receipt of "excess parachute payments" as defined in
Section 280G of the Internal Revenue Code sufficient to put him in the same position on an after tax basis as if the excise tax did not apply; to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of any legal fees incurred in enforcing his rights under his employment and consulting agreement; and to ancillary benefits incident to the performance of his duties under that agreement.

     Employment Agreement With Mr. Gillespie. KeyCorp and Mr. Gillespie are parties to an employment agreement, pursuant to which Mr. Gillespie is to be employed by KeyCorp as President and Chief Operating Officer through December 31, 1995 and as President and Chief Executive Officer thereafter and through December 31, 1998. Under the employment agreement, Mr. Gillespie is to be paid a base salary of not less than $700,000 per year and is entitled to participate in all KeyCorp executive incentive compensation plans including KeyCorp's short and long term incentive compensation plans. The employment agreement provides for an additional two years of compensation and benefits to Mr. Gillespie (through December 31, 2000) if, in 1998, the employment agreement is not mutually extended or a new employment agreement is not entered into and Mr. Gillespie elects to terminate his employment and receive those benefits.

     Under the employment agreement, Mr. Gillespie may terminate his employment for good reason (and receive post-termination benefits) under certain circumstances whether or not a change of control of KeyCorp occurs. Those circumstances that will constitute good reason under the employment agreement whether or not a change of control occurs include (a) demotion or removal of Mr. Gillespie from his executive positions (i.e., President and Chief Operating Officer during 1995 and President and Chief Executive Officer thereafter); (b) a reduction in Mr. Gillespie's base salary or participation in benefit plans; (c) a good faith determination by Mr. Gillespie that his responsibilities, duties, and authority have been materially reduced from those contemplated by the employment agreement; or (d) relocation of Mr. Gillespie's principal place of employment outside the Cleveland metropolitan area. Those circumstances that will constitute good reason under the employment agreement after a change of control of KeyCorp occurs also include any reduction in Mr. Gillespie's incentive compensation or a good faith determination by Mr. Gillespie that his responsibilities or duties have been materially reduced from their level before the change of control or that he is unable to carry out the responsibilities of his positions as a result of the change of control. Under the employment agreement, a change of control will be deemed to have occurred (a) if any person acquires 25% or more of the voting stock of KeyCorp; (b) if the composition of the Board of Directors changes during any period of 24 consecutive calendar months so that a majority of the individuals at the end of the period were neither on the Board nor approved by a majority of the individuals who were on the Board at the beginning of the period; (c) if KeyCorp merges with another corporation and KeyCorp shareholders receive or retain in the merger less than 60 percent of the outstanding voting securities of the surviving corporation; (d) if all or substantially all of the assets of KeyCorp are sold or otherwise transferred; or
(e) if a plan of liquidation or dissolution of KeyCorp is adopted by its shareholders.

     Under the employment agreement, if Mr. Gillespie's employment with KeyCorp is terminated before his 65th birthday for any reason other than voluntary resignation by Mr. Gillespie (without good reason) before December 31, 1998 or termination by KeyCorp for cause, and Mr. Gillespie (or his estate or designated beneficiary) is entitled to receive retirement benefits under any KeyCorp retirement plan after March 26, 1999 (Mr. Gillespie's 55th birthday), KeyCorp will pay a supplemental retirement benefit in an amount sufficient to provide Mr. Gillespie the same aggregate benefit that he would have received if he had continued in the employ of KeyCorp through his 65th birthday (by eliminating any reduction because he started receiving benefits before his 65th birthday and giving him credit for additional years of service for the period after his termination date and before his 65th birthday). Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Gillespie's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or totally abandons his duties and responsibilities. KeyCorp will have "cause" to terminate Mr. Gillespie's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp.

     If a change of control occurs while Mr. Gillespie is employed under the employment agreement and an exercise by him of the right referred to in this paragraph would not conflict with the treatment for accounting purposes of any transaction entered into in connection with the change of control as a pooling of interests, Mr. Gillespie will be entitled to surrender his rights in any outstanding KeyCorp stock options (whether or not then exercisable) that have been outstanding for at least six months, in return for a payment equal to the spread on those options.

     Under the employment agreement, Mr. Gillespie is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of certain legal fees incurred in enforcing his rights under his employment agreement; to ancillary benefits incident to the performance of his duties under that agreement; and to a special supplemental death benefit if he dies while employed by KeyCorp and he is survived by his wife. The special supplemental death benefit, if payable, would consist of monthly installments to Mr. Gillespie's wife (or to her estate), through the 15th anniversary of Mr. Gillespie's death. Each monthly payment would be in an amount that, when added to the monthly survivor benefits, if any, payable to Mr. Gillespie's wife under all KeyCorp retirement plans, equals one third of the monthly compensation (base salary and incentive compensation) that Mr. Gillespie would have received during that month if he had been terminated by KeyCorp without cause.

     Regulations Provision Regarding Positions To Be Held by Messrs. Riley and Gillespie. KeyCorp's Regulations, as amended effective as of March 1, 1994, provide in part that neither Mr. Riley nor Mr. Gillespie may be removed by action of the Board of Directors from any office held by either of them except by the affirmative vote of three-quarters of the entire authorized Board of Directors and that any such removal shall be without prejudice to the contract rights of either of them.

     Employment Agreement With Mr. Noall. KeyCorp and Mr. Noall are parties to an employment agreement pursuant to which Mr. Noall is to be employed by KeyCorp as its Chief Administrative Officer through the date of the 1996 Annual Meeting of KeyCorp (the end of the "Scheduled Term") at a base salary of not less than $369,000 per year. If Mr. Noall remains in the employ of KeyCorp through the end of the Scheduled Term, his status as an employee of KeyCorp will thereafter be continued for a three year "Supplemental Term" during which he will have such duties and responsibilities as KeyCorp and he may mutually agree. During the Supplemental Term KeyCorp will pay to Mr. Noall compensation at a rate equal to the sum of his base salary (at the highest rate in effect during the Scheduled
Term) and his average annual incentive compensation (the average of his two highest years of incentive compensation during the five year period from 1991 through 1995). If Mr. Noall dies after the Supplemental Term has begun, the compensation that would otherwise have been payable to him during the Supplemental Term is to be paid to his estate or to a beneficiary designated by him.

     The employment agreement provides that following any termination of Mr. Noall's employment (other than a termination by KeyCorp for cause during the Scheduled Term), KeyCorp will provide a supplemental retirement benefit to Mr. Noall so that he will receive, in the aggregate, the amounts of retirement benefits to which he would have been entitled under all KeyCorp retirement plans if his employment with KeyCorp and its predecessors had commenced on June 20, 1973. In addition, if Mr. Noall remains in the employ of KeyCorp through the end of the Supplemental Term as contemplated by the employment agreement, he will be entitled to begin receiving retirement benefits immediately after the end of the Supplemental Term (and ten months before his normal retirement date) without any discount for early commencement of retirement benefits.

     Under the employment agreement, if Mr. Noall's employment is terminated before the end of the Scheduled Term by KeyCorp without cause or by Mr. Noall for good reason, Mr. Noall will be entitled to receive post-termination compensation and benefits through the end of the Supplemental Term. The post-termination compensation and benefits would include compensation continuation payments at a rate equal to the sum of Mr. Noall's base salary (at the highest rate in effect during the Scheduled Term) and his average annual incentive compensation (the average of his two highest years of incentive compensation during his last five years of employment), continued medical and life insurance benefits, continued coverage under all retirement and savings plans (or the cash equivalent thereof), and continuing treatment as an employee for purposes of outstanding stock options.

     Under the employment agreement, "good reason" will include, in all events, any demotion, reduction in base salary, exclusion from full participation in benefit plans maintained for senior executives of KeyCorp generally, or relocation of Mr. Noall's principal place of employment outside of the Cleveland metropolitan area. After a change of control, "good reason" will also include any reduction of incentive compensation, any reduction in Mr. Noall's responsibilities, duties, or authority from that in effect before the change of control, or a good faith determination by Mr. Noall that he is unable to carry out the responsibilities of his position as a result of the change of control.

     Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Noall's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or totally abandons his duties and responsibilities. KeyCorp will have "cause" to terminate Mr. Noall's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp. The definition of "change of control" in Mr. Noall's employment agreement is the same as the definition of that term in Mr. Gillespie's employment agreement.

     If a change of control occurs while Mr. Noall is employed under the employment agreement and an exercise by him of the right referred to in this paragraph would not conflict with the treatment for accounting purposes of any transaction entered into in connection with the change of control as a pooling of interests, Mr. Noall will be entitled to surrender his rights in any outstanding KeyCorp stock options (whether or not then exercisable) that have been outstanding for at least six months, in return for a payment equal to the spread on those options.

     Amended Employment and Severance Agreements With Officers Who Were Officers of Old Key. KeyCorp and four of its executive officers (other than Mr. Riley) who were officers of Old Key, including Mr. Allen, are parties to preexisting employment and severance agreements (each of which contained change of control provisions) and amendments to those agreements that were agreed to in anticipation of the Merger.

     In general, as amended, each employment agreement provides for the employment of the officer through a specified term of employment, the expiration dates of which vary, depending upon the officer, from December 31, 1994 to June 30, 1998. The expiration date of Mr. Allen's employment agreement is June 30, 1998. If the officer's employment is terminated by Keycorp without cause at any time before the end of the specified term, the officer will be entitled to receive all payments and benefits (including retirement benefits) to which the officer would have been entitled had he continued to perform services under the employment agreement through the end of the specified term.

     In general, as amended, each severance agreement provides that if the officer's employment is terminated on or before March 1, 1996 (i.e., the second anniversary of the Merger) by KeyCorp (other than for cause, disability, or retirement) or by the officer for good reason, the officer is entitled to receive prorated payments of base salary and incentive compensation through the date of termination plus a lump sum payment equal to 299% of the officer's annual base salary.

     In general, under the amendments to these employment and severance agreements an officer may become entitled to post-termination benefits if the officer's employment is terminated before March 1, 1997 (i.e., the third anniversary of the Merger) by KeyCorp (other than for cause, disability, or retirement) or by the officer for good reason. If an officer's employment is terminated before March 1, 1997, under circumstances entitling the officer to post-termination benefits under the terms of the amendment, the officer will be entitled to elect to receive (a) the benefits, if any, called for under the officer's amended employment agreement or (b) the benefits, if any, called for under the officer's amended severance agreement or (c) a lump sum payment equal to 1/12 of the sum of the officer's base salary at the time of termination and the officer's average annual incentive compensation for the years 1991, 1992, and 1993, multiplied by the greater of (i) 18 (i.e., 18 months of compensation) or (ii) the number of months between the date of the termination and the third anniversary of the Merger. If the officer elects to receive the lump sum payment, KeyCorp will also continue medical and life insurance coverage to the officer for up to 18 months (or, if longer, through the third anniversary of the Merger), but not beyond the date the officer secures other employment.

     For purposes of the amended employment and severance agreements and the amendments thereto, "cause" includes a material breach of the amended employment agreement by the officer, misconduct as an executive of KeyCorp, unreasonable neglect or refusal to perform assigned duties, conviction of a crime involving moral turpitude, adjudication as a bankrupt, failure to follow reasonable instructions of superior executive officers, or imposition by a bank regulatory agency of a final order of suspension or removal for improper conduct, and "good reason" includes any reduction in the officer's base salary, any reduction in the officer's job grade or failure to provide the officer the same opportunities with respect to incentive compensation, stock option grants, and other benefits as are provided to other employees with the same job grade, and any requirement that the officer relocate as a condition of employment.

     Amended Change of Control Agreements With Officers Who Were Officers of Society. KeyCorp and four of its executive officers (other than Messrs. Gillespie and Noall) who were officers of Society, including Messrs. Meyer and Wert, are parties to preexisting change of control agreements that were both activated by, and amended in anticipation of, the Merger. Under the amended change of control agreements an officer will become entitled to receive payments and benefits if the officer's employment with KeyCorp is terminated (a) voluntarily by the officer during a three-month window period commencing on June 1, 1995 (i.e., 15 months after the date of the Merger) or (b) for any reason before March 1, 1997 (i.e., the third anniversary of the Merger), other than termination for cause, disability, or death or voluntary resignation by the officer (outside the three-month window period) except that the officer will be entitled to such payments and benefits if the officer resigns voluntarily after the officer's base salary has been reduced or the principal place of the officer's employment has been relocated. For purposes of the amended change of control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is materially inimical to the best interests of KeyCorp or a subsidiary, and competing with KeyCorp.

     If an officer becomes entitled to benefits under an amended change of control agreement by virtue of termination of employment on or before September 1, 1995 (i.e., during the first 18 months after the Merger), KeyCorp will provide to the officer monthly compensation continuation payments (based on salary at the highest rate in effect during the one year period ended on March 1, 1994 and average annual incentive compensation for the three highest of the years 1989 through 1993, inclusive) for 24 months plus a lump-sum severance payment equal to six of the monthly compensation continuation payments. In addition, KeyCorp will continue to provide or arrange medical benefits, long-term disability benefits, and group term life insurance benefits for 24 months and will continue the officer in all retirement and savings plans for the 24-month period unless impermissible under the plan or applicable law, in which case KeyCorp will make an equivalent lump-sum cash payment. Certain of these payments may be reduced if the officer accepts other full-time employment with an unaffiliated employer during the 24-month period following termination of employment. The payments would be payable after the death of the officer to his surviving beneficiaries, to his estate, or to a trust.

     If an officer becomes entitled to benefits under an amended change of control agreement by virtue of termination of employment at any time during the period from March 2, 1996 through March 1, 1997 (i.e., during the 25th through 36th months after the Merger), those benefits would include a lump sum severance payment equal to 150% of the sum of the officer's annual base salary (at the level in effect at the time of the Merger) plus the average of the incentive compensation awards payable to the officer for the years 1991, 1992, and 1993 and continued medical and life insurance coverage for up to 18 months after the termination (but not beyond the date the officer became employed with another employer).

     If an officer becomes entitled to benefits under an amended change of control agreement by virtue of termination of employment at any time during the period from September 2, 1995 through March 1, 1996 (i.e., during the 19th through 24th months after the Merger), the officer would have the right to elect to receive either the benefits in effect for termination of employment during the first 18 months after the Merger or those in effect for termination of employment during the 25th through 36th months after the Merger.

     New Change of Control Agreements. KeyCorp has entered into new change of control agreements with each of Messrs. Allen, Meyer, and Wert and six other executive officers of KeyCorp (other than Messrs. Riley, Gillespie, and Noall) which provide that if, at any time within three years after the occurrence of a change of control, the officer's employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer's base salary is reduced or relocation is made a condition of the officer's employment, KeyCorp will pay to the officer a lump sum severance benefit equal to two and one half years' compensation (base salary and average annual incentive compensation) and will pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment. Each new change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to one year's compensation (base salary and average annual incentive compensation). For purposes of these agreements, a change in control will be deemed to have occurred (a) if KeyCorp is merged with or into another corporation and, within 24 months after that transaction, fewer than 40% of the members of the board of directors of the surviving corporation are individuals who were members of KeyCorp's Board of Directors before the transaction; (b) if KeyCorp is merged with or into another corporation and KeyCorp shareholders receive or retain in the merger less than 40 percent of the outstanding voting securities of the surviving corporation and, at any time within 24 months after that transaction, individuals who were members of KeyCorp's Board of Directors before the transaction constitute less than 51% of the members of the board of directors of the surviving corporation; (c) if any person announces an intention to engage in an election contest relating to the election of directors of KeyCorp and, within 24 months thereafter, a majority of the members of KeyCorp's Board of Directors are individuals who became members of the Board of Directors after the last meeting of shareholders of KeyCorp held before that intention was announced; and (d) if, in a transaction that either was not approved by the Board of Directors of KeyCorp or was only so approved after an unsolicited effort to take control of KeyCorp had been publicly announced, (i) any person acquires 25% or more of the voting stock of KeyCorp;
(ii) KeyCorp merges with another corporation and KeyCorp shareholders receive or retain in the merger less than 50 percent of the outstanding voting securities of the surviving corporation; (iii) all or substantially all of the assets of KeyCorp are sold or otherwise transferred; or (iv) a plan of liquidation or dissolution of KeyCorp is adopted by its shareholders. For purposes of the new change in control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

     Section 280G Limitation on Payments. Each of the employment, severance, and change of control agreements described above to which KeyCorp is a party (other than the employment agreement with Mr. Riley) provides, in effect, that if any payments thereunder would otherwise be treated as "excess parachute payments" under Section 280G of the Internal Revenue Code (and would therefore be nondeductible by KeyCorp and subject to a 20% excise tax upon receipt by the officer), the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment.

     Mandatory Deferral of Certain Amounts. Each of the employment, severance, and change of control agreements described above to which KeyCorp is a party provides, in effect, that if any amount of compensation otherwise payable to the officer as earned would not be deductible by KeyCorp by reason of the disallowance rules of Section 162(m) of the Internal Revenue Code (which rules generally disallow deductions for certain compensation paid to any of certain "covered employees" of a publicly held corporation in excess of $1,000,000 per year), but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which the officer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to the officer an additional amount equivalent to the interest that would have accrued on the deferred compensation if interest had accrued thereon at a rate equal to the interest rate applicable to deferrals made under incentive compensation plans generally applicable to KeyCorp executives.

     Grantor Trusts. KeyCorp maintains grantor trusts to fund its commitments to executive officers or directors who were executive officers or directors of Old Key prior to the Merger. These commitments were made under the survivor benefit, supplemental retirement, deferred compensation, and severance plans or the successor plans maintained by KeyCorp for executive officers of Old Key and under the death benefit, retirement benefit, and deferred compensation plans or the successor plans maintained by KeyCorp for directors of Old Key. The trust agreements provide that if KeyCorp fails to make payments under any of those benefit plans when those payments are due, the trustee is to make the payments from the assets of the trust. KeyCorp has partially funded the trusts with life insurance policies. As of March 1, 1995, the value of all assets in the grantor trust for executives was approximately $66,429,081 and the value of all assets in the grantor trust for directors was approximately $2,625,115.

                  COMPENSATION AND ORGANIZATION COMMITTEE AND
                    EXECUTIVE EQUITY COMPENSATION COMMITTEE
                     JOINT REPORT ON EXECUTIVE COMPENSATION

     KeyCorp's Board of Directors has delegated to its Compensation and Organization Committee ("C&O Committee") and its Executive Equity Compensation Committee ("EEC Committee") responsibility for executive compensation. The EEC Committee has responsibility for equity based compensation, and the C&O Committee has responsibility for all other forms of executive compensation. The C&O Committee and the EEC Committee are jointly referred to herein as the "Compensation Committees."

     In designing KeyCorp's executive compensation program, KeyCorp and the Compensation Committees concluded that the program should:

     - Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

     - Pay total compensation that is commensurate with KeyCorp's performance as compared with other comparable financial institutions.

     - Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned on the attainment of challenging objectives.

     - Permit KeyCorp to attract, retain, and motivate the best available executive talent.

     - Encourage substantial share ownership by executives, thereby linking management's commitment to KeyCorp's long term success.

     The executive compensation program -- including the establishment of job grades, salary ranges, and market points (the approximate average salary for executives in similar jobs in the marketplace), and the assignment of senior executives to job grades based upon their executive responsibilities -- was designed and implemented with the aid of an independent outside executive compensation consultant. That consultant affirmed that the program is reasonable and appropriate for KeyCorp and is consistent with the above objectives.

     Under the compensation program adopted by KeyCorp and the Compensation Committees, executive positions are compensated (on a total compensation basis) by comparison with comparable positions in peer bank holding companies. The Compensation Committees each year identify the companies to be included in the peer group of companies. The peer group includes bank holding companies that, in the Compensation Committees' judgment, have similar characteristics to KeyCorp. The 1994 peer group included bank holding companies with assets ranging from approximately $30 to $170 billion as of the end of 1994. All of the companies in the peer group were included in the KBW 50 Index (which is used in the stock price performance graph on page 33 of this proxy statement).

     Adjustments to an individual executive's salary are considered annually using such comparisons and considering the executive's contribution to KeyCorp's success and accomplishment of individual and unit goals. Incentive compensation amounts are determined as described in more detail below.

     The Compensation Committees have determined that KeyCorp will be better able to attract and retain superior executive talent and motivate KeyCorp's executives to achieve superior financial performance if a relatively large portion of senior executive compensation is "at risk," i.e., subject to incentive compensation plans. Thus, KeyCorp's compensation for senior executives is designed in a manner whereby KeyCorp's senior executives will receive less total compensation than that of senior executives of peer companies in periods when KeyCorp's performance is poorer than performance of peer companies and receive superior total compensation when performance is superior to the performance of such companies.

     Under KeyCorp's short term incentive compensation plan, after the close of the year the C&O Committee establishes a percentage of target pool to be paid out as short term incentive compensation (a range of 0% to 200% of target). The target pool is the sum of individual incentive targets. Individual targets range from 10% to 50% of the individual's market point. Individual payouts can range from zero to the greater of (a) 200% or (b) 150% of the target pool percentage, times the individual's incentive target. In evaluating corporate performance for purposes of setting the percentage of target to be paid out, the C&O Committee evaluates KeyCorp's performance as compared with KeyCorp's profit plan for the year, and evaluates financial results (generally, return on average common equity and return on average assets) as compared with companies in the peer group. The C&O Committee also evaluates the consistency of such financial performance over a number of years (generally three years) versus consistency of performance by the companies in the peer group. In establishing the percentage of target pool to be paid, the C&O Committee gives most weight to financial results, but the C&O Committee also evaluates non-financial accomplishments of KeyCorp and its senior executives during the year.

     Earnings per share for 1994 were less than KeyCorp's profit plan for the year, basically due to an interest rate environment that was less conducive to favorable results than the environment anticipated at the time the profit plan was adopted. For 1994, KeyCorp ranked in the first and second quartile of the peer group in return on average common equity and return on average assets, respectively, and, in the C&O Committee's judgment, has achieved consistency of satisfactory financial performance over a number of years. The C&O Committee was satisfied with the non-financial performance of KeyCorp and its senior executives, and was especially pleased with the progress in integrating the activities of KeyCorp's predecessor companies (which were merged on March 1, 1994 to form the current corporation). The C&O Committee determined that the short term incentive compensation pool for 1994 would be 135% of target. Individual awards were paid or credited in the first quarter of 1995 among participants in the short term plan based upon individual and group contributions to the financial and other results of KeyCorp for the year.

     Under KeyCorp's long term incentive compensation plan, the C&O Committee establishes objective criteria by which KeyCorp's financial performance should be judged for each three year cycle. The criteria is based on the C&O Committee's judgment of a return on average common equity that will warrant satisfactory to excellent results for the three year period. For the three year period ending December 31, 1996, the established criteria could result in a payout that ranges from zero to 231.25% of target. The maximum amount for the 1994-1996 performance period will be earned if return on average common equity for such three year period, after adjustments which the C&O Committee deems to be appropriate, equals or exceeds 19%. An individual executive's target is either 20%, 25%, or 30% of the executive's market point.

     Under the criteria established for the three year period 1992-1994, the payout could range from zero to 250% of target. KeyCorp's results for this three year period resulted in a payout of 242% of target. The awards were paid or credited to participating executives in either the last quarter of 1994 or the first quarter of 1995.

     The Compensation Committees believe that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if stock options are awarded to senior executives. The EEC Committee determines the stock option policies and makes the actual grant of options. In general, the number of options granted to an executive is based on the executive's job grade. This approach to stock options, and the number of options for each job grade, is part of KeyCorp's overall executive compensation program. While in general options for a job grade and the vesting schedule for options is consistent from year to year, the aggregate number and vesting terms may vary depending on the EEC Committee's judgment of the best form of long term motivation appropriate under the particular circumstances. The EEC Committee does not feel it relevant and does not take into account options previously awarded (whether still outstanding or not) to the executive.

     In January of 1994, 1,421 executives of the predecessor companies to KeyCorp were awarded options covering 3,579,000 KeyCorp Common Shares, adjusted to reflect the conversion of each share of Old Key common stock into 1.205 KeyCorp Common Shares. In January of 1995, 537 executives of KeyCorp were awarded options covering 1,827,000 KeyCorp Common Shares. In all instances the option price was 100% of the market price of the stock at the time the option was granted.

     Salary adjustments for senior executives of KeyCorp, and short term and long term incentive compensation payments to such executives, are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to complying with salary minimums specified in such contracts. In the case of executives other than Messrs. Riley and Gillespie, the C&O Committee also solicits from Messrs. Riley and Gillespie an evaluation of such executive's performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the C&O Committee, in its sole discretion, in applying the above methodology.

     Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Based on proposed regulations, any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from the limit on the corporate tax deduction. KeyCorp's short term and long term incentive compensation plans provide that the C&O Committee, in its sole discretion, shall have the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied a deduction for federal income tax purposes for such award or the portion thereof.

     As of January 1, 1995, the C&O Committee established Mr. Riley's salary at $825,000 per annum. It was the C&O Committee's judgment, based upon comparison with peer companies and taking into account Mr. Riley's performance, his employment contract (which provided for a minimum salary of $800,000 for 1995), and his position in KeyCorp's salary structure, that such salary was reasonable, justified, and appropriate. Under the short term incentive compensation plan, Mr. Riley's target for 1994 was $417,000 and his award could range from zero to $1,251,000 (if the C&O Committee established a pool of 200% of target). The C&O Committee determined that $565,000 was the appropriate short term incentive compensation for Mr. Riley for 1994 which was 135% of his target. Mr. Riley is a participant in the short term incentive compensation plan for 1995. He is also a participant (on a pro rata basis for the period of time that he is chief executive officer) in KeyCorp's long term incentive compensation plan for the three year periods 1994-1996 and 1995-1997.

     Incident to the March 1, 1994 merger of predecessor companies to KeyCorp, Mr. Riley became party to an employment agreement with KeyCorp. (See pages 21-22 of this proxy statement for a summary of the current employment agreement with Mr. Riley which superseded the employment agreement reached incident to the Merger.) Under terms of the employment agreement reached incident to the Merger, Mr. Riley, in addition to participating in KeyCorp's short term and long term incentive compensation plans, was to be covered by a special long term incentive compensation arrangement, the terms of which were to provide Mr. Riley with incentive opportunities similar to those he had under a plan in force prior to the Merger. With the aid of an independent outside executive compensation consultant, the C&O Committee adopted such an arrangement which was agreed to by Mr. Riley and which is now incorporated into his employment agreement. Under this arrangement, financial criteria were established for the period January 1, 1994 through December 31, 1995 covering return on average common equity, return on average total assets, and efficiency ratio, with threshold incentive compensation awards totaling $442,400 (if return on average common equity is at least 16%, return on average total assets is at least 1.0%, and the efficiency ratio is less than 61%), and maximum awards totaling $1,333,400 (if return on average common equity exceeds 18%, return on average total assets exceeds 1.3%, and the efficiency ratio is less than 57%). If one or two, but not all three, of the threshold objectives are met, a lower amount than $442,400 can be paid out. The C&O Committee has the authority to make adjustments to reported financial results to take into account unusual occurrences (including accounting changes) prior to computing those ratios for purposes of this arrangement. In the opinion of the C&O Committee and the independent outside executive compensation consultant, the financial objectives under this special incentive compensation arrangement are appropriate, i.e., if achieved, they will result in appropriate levels of total compensation for Mr. Riley, and the arrangement fulfills the obligations of Mr. Riley's employment agreement as it then existed.

Compensation and Organization Committee
Board of Directors
KeyCorp
     H. Douglas Barclay (Chair)
     Albert C. Bersticker
     Thomas A. Commes
     Lucie J. Fjeldstad
     Stephen R. Hardis
     Robert A. Schumacher

Executive Equity Compensation Committee
Board of Directors
KeyCorp
     Albert C. Bersticker
     Thomas A. Commes
     Lucie J. Fjeldstad
     Stephen R. Hardis (Chair)
     Robert A. Schumacher

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Barclay, who served as Old Key's corporate secretary from its organization in 1971 until 1989, is a partner in the law firm of Hiscock & Barclay. Hiscock & Barclay performed legal services during each of the last two fiscal years (receiving approximately $3.9 million in legal fees for services to KeyCorp in 1994, in addition to fees from KeyCorp customers for work performed by Hiscock & Barclay in connection with customer transactions such as loans) and is performing services for KeyCorp in 1995. During 1995, Mr. Barclay has and will continue to serve as chair of KeyCorp's Compensation and Organization Committee, but no other member of that Committee or of the Executive Equity Compensation Committee has an interlocking relationship with KeyCorp as defined by the Securities and Exchange Commission.

                        KEYCORP STOCK PRICE PERFORMANCE

     The following graph compares the stock price performance of KeyCorp's Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor's 500 Index and the KBW 50 Index. The Standard & Poor's 500 Index is an index of 500 stocks designed to measure the performance of the broad domestic economy. The KBW 50 Index is an index of the stock of fifty banks of the United States, including all money-center and most major regional banks. KeyCorp's stock is included in the KBW 50 Index and in the Standard & Poor's 500 Index.

                    KEYCORP STOCK PRICE PERFORMANCE GRAPH*
                         AVERAGE ANNUAL TOTAL RETURNS
                                KEYCORP  12.6%
                                KBW 50    7.7%
                                S&P 500   8.7%

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           KEYCORP         KBW 50          S&P 500
31-DEC-89                                  100             100             100
31-MAR-90                                   94              89              97
30-JUN-90                                   97              89             103
30-SEP-90                                   79              63              89
31-DEC-90                                  100              72              97
31-MAR-91                                  125              91             111
30-JUN-91                                  132              96             111
30-SEP-91                                  150             112             117
31-DEC-91                                  160             114             126
31-MAR-92                                  179             121             123
30-JUN-92                                  192             128             126
30-SEP-92                                  187             125             130
31-DEC-92                                  215             145             136
31-MAR-93                                  233             156             142
30-JUN-93                                  239             155             143
30-SEP-93                                  219             160             146
31-DEC-93                                  206             153             150
31-MAR-94                                  210             150             144
30-JUN-94                                  225             161             145
30-SEP-94                                  217             158             152
31-DEC-94                                  180             145             152

     * This stock price performance is not necessarily indicative of future price performance. The stock price performance in the graph above for the period prior to March 1, 1994 is for Society. Society changed its name to KeyCorp pursuant to the Merger.

                                SHARE OWNERSHIP

     Five Percent Beneficial Ownership. KeyCorp has been advised that as of February 17, 1995, the following shareholder appeared to own more than 5% of the outstanding KeyCorp Common Shares:

                                                                                  PERCENT OF
                                                         AMOUNT AND NATURE       COMMON SHARES
                  NAME AND ADDRESS                    OF BENEFICIAL OWNERSHIP     OUTSTANDING
- ----------------------------------------------------  -----------------------    -------------
Wellington Management Company.......................         12,184,542              5.03%
75 State Street
Boston, MA 02109

     Management Beneficial Ownership. The following table sets forth, as of February 17, 1995, certain information with respect to KeyCorp Common Shares beneficially owned by current directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees for director, and executive officers of KeyCorp as a group.

                                                              AMOUNT AND NATURE OF         PERCENT OF
                                                             BENEFICIAL OWNERSHIP(1)         COMMON
                                                             -----------------------         SHARES
                          NAME                                SHARES       OPTIONS(2)     OUTSTANDING
- ---------------------------------------------------------    ---------     ---------      ------------
Gary R. Allen............................................       22,889        78,700            (3)
William G. Bares.........................................        2,400         3,500            (3)
H. Douglas Barclay.......................................      543,891        37,838            (3)
Albert C. Bersticker.....................................        2,000         3,500            (3)
Thomas A. Commes.........................................       10,000         3,500            (3)
Kenneth M. Curtis........................................        1,205         3,500            (3)
John C. Dimmer...........................................      431,835         8,018            (3)
Lucie J. Fjeldstad.......................................          241        19,766            (3)
Robert W. Gillespie......................................      158,480       326,000            (3)
Stephen R. Hardis........................................       10,000         3,500            (3)
Henry S. Hemingway.......................................      330,579        12,536            (3)
Charles R. Hogan.........................................      151,053         8,018            (3)
Lawrence A. Leser........................................        3,000         3,500            (3)
Douglas J. McGregor......................................        1,734             0            (3)
Henry L. Meyer III.......................................       35,814       221,242            (3)
Steven A. Minter.........................................        1,679         3,500            (3)
M. Thomas Moore..........................................        2,000         3,500            (3)
John C. Morley...........................................        3,640         3,500            (3)
Roger Noall..............................................      219,917        80,000            (3)
Richard W. Pogue.........................................       17,000         3,500            (3)
Victor J. Riley, Jr......................................       19,041       473,620            (3)
Robert A. Schumacher.....................................       12,476        37,838            (3)
Ronald B. Stafford.......................................        6,021        37,838            (3)
Dennis W. Sullivan.......................................        1,200         3,500            (3)
Peter G. Ten Eyck, II....................................        7,093        33,320            (3)
Nancy B. Veeder..........................................       51,429         8,018            (3)
James W. Wert............................................       36,060       155,000            (3)
All directors and executive officers
  as a group (33)........................................    2,150,911     1,895,236            1.6%

- ---------------

(1) With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 1994.

(2) Options vested as of April 18, 1995 are included herein.

(3) No director or executive officer beneficially owns more than 1% of the outstanding KeyCorp Common Shares.

                              INDEPENDENT AUDITORS

     The Board of Directors of KeyCorp, acting upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as its independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 1995. Ernst & Young LLP has conducted the annual audit of KeyCorp's financial statements since 1959.

     A representative of Ernst & Young LLP is expected to be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

                           1996 SHAREHOLDER PROPOSALS

     The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders is December 6, 1995.

                                    GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting the proxy cards will vote them in accordance with their best judgment on such matters.

     Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp's Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp's Regulations upon request to the Secretary of KeyCorp.

     KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. In addition to solicitation by mail, officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Morrow & Co., Inc. to assist in the solicitation of proxies at an anticipated cost of $12,500 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their expense in so doing.

     You are urged to complete, date, sign, and return your proxy card promptly in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards will be voted in accordance with any specification made thereon and, if no specification is made, will be voted for the election as directors of the nominees named herein and against all shareholder proposals. Unless a broker's authority to vote on a particular matter is limited, abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy by a later proxy received by, or by giving notice to, KeyCorp, or in open meeting, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.


         [KEYCORP LOGO]   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF KEYCORP FOR THE ANNUAL MEETING ON MAY 18, 1995.

   P     The undersigned hereby constitutes and appoints Victor J.
         Riley, Jr., Robert W. Gillespie, and Carter B. Chase, and each of them, his/her true and lawful agents and proxies with full power of
   R     substitution in each to represent the undersigned at the Annual
         Meeting of Shareholders of KeyCorp to be held on May 18, 1995, and at any adjournments or postponements thereof, on all matters properly
   O     coming before said meeting.

         1.  Election of Directors: The nominees of the Board of Directors               (Change of Address/Comments)
   X         to the class whose term of office will expire in 1998 are:        _____________________________________________________
             H. Douglas Barclay, Thomas A. Commes, Steven R. Hardis,           _____________________________________________________
             Douglas J. McGregor, John C. Morley, Peter G. Ten Eyck II, and    _____________________________________________________
   Y         Nancy B. Veeder.                                                  _____________________________________________________
                                                                               (If you have written in the above space, please
         2.  Proposal withdrawing management's discretion to vote unmarked     mark the corresponding box on the reverse side of
             proxy cards.                                                      this card.)

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

                                                               -------------
                                                              | SEE REVERSE |
                                                              |    SIDE     |
                                                                ------------

   X   PLEASE MARK YOUR                                                SHARES IN YOUR NAME  REINVESTMENT SHARES
       VOTES AS IN THIS
       EXAMPLE.

                     FOR        WITHHELD                                        FOR       AGAINST     ABSTAIN
1. Election of      /  /         /  /           2.  Proposal withdrawing       /  /        /  /       /  /
   Directors                                        management's discretion
   (see reverse)                                    to vote unmarked proxy
                                                    cards.
 For, except vote withheld from the
 following nominee(s):
                                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.
 ______________________________________________


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE, AND AGAINST PROPOSAL 2.

                                 ------   Change of Address/Comments
                                |      |  on Reverse Side.
                                 ------

                                                                                            In accordance with their judgment, the
                                                                                         proxies are authorized to vote upon any
                                                                                         other matters that may properly come
SIGNATURE(S)_________________________________________________   DATE ___________         before the  meeting.  The signer hereby
                                                                                         revokes all proxies heretofore given by
SIGNATURE(S) ________________________________________________   DATE ____________        the signer to vote at said meeting or any
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.         adjournments thereof.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.